Exhibit 21.1

SUBSIDIAIRES OF

LI BANG INTERNATIONAL CORP INC.

Subsidiaries	Place of Incorporation
Li Bang International Hong Kong Holdings Limited	Hong Kong SAR
Jiangsu Li Bang Intelligent Technology Co., Limited	People’s Republic of China
Suzhou Deji Kitchen Engineering Co., Limited	People’s Republic of China
Wuxi Li Bang Kitchen Appliance Co., Limited	People’s Republic of China
Li Bang Kitchen Appliance Co., Limited	People’s Republic of China
Yangzhou Bangshijie Kitchen Appliance Co., Limited	People’s Republic of China
Nanjing Bangshijie Kitchen Appliance Co., Limited	People’s Republic of China